Exhibit 107

Calculation of Filing Fee Tables

Form S-8
(Form Type)

Covenant Logistics Group, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A common stock, $0.01 par value per share	Other(2)	575,000	$45.66(2)	$26,254,500	$147.60 per $1,000,000	$3,875.17
Total Offering Amounts					$26,254,500		$3,875.17
Total Fee Offsets							—
Net Fee Due							$3,875.17

(1)
In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of Class A common stock that become issuable under the Covenant Transportation Group Inc. Third Amended and Restated 2006 Omnibus Incentive Plan, as amended, pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization, or any other similar transaction effected without the receipt of consideration which results in an increase in the number of our outstanding shares of Class A common stock.

(2)
Estimated solely for the purpose of calculating the registration fee and calculated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act based on a price of $45.66 per share of Class A common stock, which is the average of the high and low prices per share of the Class A common stock as reported on the NASDAQ Global Select Market on May 6, 2024.

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